Calculation of Filing Fee Tables
S-8
Brookfield Renewable Partners L.P.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Limited Partnership Units	457(o)			$ 13,500,000.00	0.0001531	$ 2,066.85
Total Offering Amounts:						$ 13,500,000.00		$ 2,066.85
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,066.85
Offering Note
[1]	Limited Partnership Units of Brookfield Renewable Partners L.P. issuable under the Brookfield Renewable Restricted Unit Plan. Maximum Aggregate Offering Price estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.